EXHIBIT 99.1

CONTINENTAL AIRLINES [LOGO]

Diane Dayhoff

Staff Vice President Finance

1600 Smith Street, HSQII

Houston, Texas 77002

March 8, 2001

Dear Investors and Analysts:

Continental marked a milestone on March 1st with the departure of a Boeing 777 from Newark to Hong Kong. It is the first time any carrier has served the New York to Hong Kong market with direct air service. This new market represents the longest scheduled non-stop flight by any U.S. airline ever flown out of New York.

With this letter, we are providing revised guidance for certain financial and operational statistics (Attachment A). The late winter storm that hit the Northeast on March 5th and 6th caused us to cancel 486 mainline and 648 Express flights. The negative revenue impact from this weather event is estimated at approximately $10-15 million.

On a longer-term focus, Continental's flexible fleet plan has been revised to include the most recent fleet decisions (Attachment B). This presentation has been changed from what we have previously distributed. The top chart is our current Fleet Plan showing deliveries resulting from both firm commitments and planned option exercises through 2002. The bottom chart shows only firm commitments reduced by planned retirements as well as other potential lease expirations through 2005.

Additional information regarding Continental (recent press releases and investor presentations) can always be found on our website at www.Continental.com.

Sincerely,

Diane Dayhoff

Staff VP Finance

Attachment A - Page 1 of 2

Continental Airlines' Mid-Quarter Update

Our current guidance on selected operating and financial statistics is as follows:

Estimated Year-over-Year Change

Operating Statistics 1Q01E 2001E

CASM 3.5 - 4.0% 0 - 1.0%

CASM Holding Fuel Price Constant 3.0 - 3.5% 1.5 - 2.0%

Fuel Price 86 - 88 cents 82 - 87 cents

Fuel Gallons Consumed (1.0)% 3.0%

Estimated Amounts

Financial 1Q01E 2001E

Aircraft Rent $213 Million $900 Million

Net Interest Income/(Expense) ($44) Million ($174) Million

Dividends on Preferred Stock of Trust $2.4 Million $9.4 Million

ASMs 2001 Year-over-Year Percentage Change

1Q01E 2Q01E 3Q01E 4Q01E FY01E

Domestic 4% 6% 7% 7% 6%

Latin America 2% 3% 2% 5% 3%

Europe (6)% (2)% (6)% 4% (2)%

Pacific 5% 36% 33% 25% 24%

System 2% 7% 6% 8% 6%

Continental Express 24% 20% 19% 20% 21%

Load Factor 1Q01E 2001E

Continental 70-71% 73-74%

Continental Express 56-57% 62-63%

Fuel Hedges

For the first quarter we are hedged about 50% with jet fuel swaps and fixed price contracts at a price around 86 cents per gallon. We are 40% hedged for the second quarter in jet fuel and heating oil caps at prices around 85 cents per gallon.

Attachment A - Page 2 of 2

EPS Estimated Share Count - First Quarter 2001 (Millions)

Share count used for calculating basic and diluted earnings per share at different income levels for first quarter 2001 is as follows:

Quarterly Number of Shares Diluted

Earnings Level Basic Diluted Interest Addback

Over $28.1 55 61 $2.1

Between $0 - $28.1 55 57 ---

Below $0 55 55 ---

Please note that this chart is based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

We anticipate re-commencing our share repurchase program during the beginning of the second quarter. We are currently estimating an average diluted share count of approximately 57 million for the full year 2001.

Attachment B - Page 1 of 1

Continental Airlines Flexible Jet Fleet Plan

Includes Continental, Continental Micronesia and Continental Express Regional Jets

March 8, 2001 Fleet Plan

	Total @	Net Inductions and Exits		Total @
Jet	YE 2000	2001E	2002E	YE 2002E
777-200	16	-	2	18
DC10-30	17	(8)	(4)	5
767-400ER	4	2	10	16
767-200ER	3	7	-	10
757-300	-	2	6	8
757-200	41	-	-	41
737-900	-	10	5	15
737-800	58	15	20	93
MD-80	65	(6)	(13)	46
737-700	36	-	5	41
737-300	65	-	(2)	63
737-500	66	-	-	66
Total Jet	371	22	29	422

Regional Jet
ERJ-145XR	-	-	6	6
ERJ-145	78	29	33	140
ERJ-135	18	12	12	42
Total Regional Jet	96	41	51	188

Year End Total
Jet	371	393	422
Regional Jet	96	137	188
Total YE Jet Count	467	530	610

Firm Commitments Less Planned Retirements and Other Lease Expirations
	Total @	Net Inductions and Exits					Total @
Jet	YE 2000	2001E	2002E	2003E	2004E	2005E	YE 2005E
777-200	16	-	2	-	-	-	18
DC10-30	17	(8)	(4)	(5)	-	-	-
767-400ER	4	2	10	4	2	2	24
767-200ER	3	7	-	-	-	-	10
757-300	-	2	6	7	-	-	15
757-200	41	-	-	-	-	-	41
737-900	-	10	5	-	-	-	15
737-800	58	15	20	-	-	-	93
MD-80	65	(8)	(13)	(13)	(14)	(17)	-
737-700	36	-	-	-	-	-	36
737-300	65	-	(7)	(15)	(12)	-	31
737-500	66	-	(1)	(2)	-	-	63
Total Jet	371	20	18	(24)	(24)	(15)	346

Regional Jet
ERJ-145XR	-	-	6	31	36	2	75
ERJ-145	78	29	33	9	-	-	149
ERJ-135	18	12	12	8	-	-	50
Total Regional Jet	96	41	51	48	36	2	274

Year End Total
Jet	371	391	409	385	361	346
Regional Jet	96	137	188	236	272	274
Total YE Jet Count	467	528	597	621	633	620